Exhibit 99.1

CorEnergy Announces Tax Characterization of 2016 Distributions

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.—January 20, 2017 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") today announced the tax characterization of the 2016 distributions paid to stockholders.

The following table summarizes, for income tax purposes, the nature of cash distributions paid by the Company during the year ended December 31, 2016.

Common Shareholders
Record Date	Payable Date	Total Distributions Per Share	Total Ordinary Dividends Box 1a	Qualified Dividends Box 1b	Total Capital Gain Distr. Box 2a	Unrecap. Sec. 1250 Gain Box 2b	Nondividend Distr. Box 3
2/12/2016	2/29/2016	$0.7500	$0.2955	$0.0000	$0.0000	$0.0000	$0.4545
5/13/2016	5/31/2016	0.7500	0.2955	0.0000	0.0000	0.0000	0.4545
8/17/2016	8/31/2016	0.7500	0.2955	0.0000	0.0000	0.0000	0.4545
11/15/2016	11/30/2016	0.7500	0.2955	0.0000	0.0000	0.0000	0.4545
Total 2016 Distributions:		$3.0000	$1.1820	$0.0000	$0.0000	$0.0000	$1.8180

7.375% Series A Cumulative Redeemable Preferred Stock
Record Date	Payable Date	Total Distributions Per Share	Total Ordinary Dividends Box 1a	Qualified Dividends Box 1b	Total Capital Gain Distr. Box 2a	Unrecap. Sec. 1250 Gain Box 2b	Nondividend Distr. Box 3
2/12/2016	2/29/2016	0.4609	$0.4609	$0.0000	$0.0000	$0.0000	$0.0000
5/13/2016	5/31/2016	0.4609	0.4609	0.0000	0.0000	0.0000	0.0000
8/17/2016	8/31/2016	0.4609	0.4609	0.0000	0.0000	0.0000	0.0000
11/15/2016	11/30/2016	0.4609	0.4609	0.0000	0.0000		0.0000
Total 2016 Distributions:		$1.8436	$1.8436	$-	$-	$0.0000	$-

_v2Additional information regarding the tax characterization of the 2016 distributions is available at corenergy.reit.

Nothing contained herein or therein should be construed as tax advice. Consult your tax advisor for more information. Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.

About CorEnergy Infrastructure Trust, Inc.

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Schorgl, 877-699-CORR (2677)
info@corenergy.reit